SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  May 17, 2006

deCODE genetics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30469	04-3326704
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Sturlugata 8, IS-101 Reykjavík, Iceland
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +354-570-1900

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 7.01  Regulation FD Disclosure

On May 17, 2006, deCODE genetics, Inc. issued the following press release:

deCODE Initiates Phase III Trial for DG031 for the Prevention of Heart Attack
Pioneering use of human genetics to target the causative biology of the leading cause of death in the industrialized world

Reykjavik, ICELAND, May 17, 2006 — deCODE genetics (Nasdaq:DCGN) today announced the initiation of patient enrollment in the pivotal Phase III trial for DG031, deCODE’s lead developmental compound for the prevention of heart attack.

“This is an important study for deCODE and a small milestone in the history of drug development. In this trial we are using human genetics to take aim at the underlying biological causes of heart attack. Our approach enables us to conduct a highly sensitive study on a relatively small number of participants, focusing on a group at high identifiable risk through a pathway confirmed in many populations. Our goal is to bring forward a new drug to prevent one of the biggest indications in medicine, and we are excited to be getting underway,” said Kari Stefansson, CEO of deCODE.

The multicenter Phase III trial will be randomized, double-blind, placebo-controlled, and will enroll 3400 patients with a history of recent heart attack. The trial, the Leukotrienes in Coronary Artery Disease, or LTCAD study, will focus on the group at highest identifiable risk of heart attack through the pathway targeted by DG031: African-American heart patients who carry an at-risk variant of one of the genes deCODE has linked to risk of heart attack through the leukotriene pathway. The trial will also include patients without the at-risk variant. The trial will evaluate a dose of 500mg of DG031 twice daily, and the primary endpoint is a composite of reduction in fatal and non-fatal heart attack and stroke, hospitalization for unstable angina, and the need for urgent revascularization. The duration of the trial will be driven by the number of cardiac events seen in the study group. An interim analysis is planned once half the target number of events has been reached. The trial is being conducted under a Special Protocol Assessment (SPA) with the US Food and Drug Administration (FDA).

About DG031
DG031 is an inhibitor of 5-lipoxygenase activating protein, or FLAP. deCODE has linked variants in the gene encoding FLAP, and the gene encoding leukotriene A4 hydrolase (LTA4H) to risk of heart attack. These variants appear to confer increased risk of heart attack by increasing the production of leukotriene B4 (LTB4), a potent driver of inflammation produced in atherosclerotic plaques. In Phase II trials completed last year, DG031 was shown to be well tolerated at all doses tested and to reduce the production of LTB4 in a dose-dependent manner. Late last year deCODE discovered that the HapK variant of the LTA4H gene, discovered in Iceland and which confers a moderate increase in risk of heart attack in people of predominantly European ancestry, confers a 250% increase in risk of the disease in African Americans. deCODE licensed DG031 from Bayer AG, which developed it originally for the treatment of asthma. In deCODE’s clinical trials and those conducted previously by Bayer, a total of approximately 2000 people have been dosed with DG031.

About heart attack
Heart attack is the leading killer in the industrialized world. Nearly half of men and one-third of women who reach the age of forty will suffer a heart attack in their lifetime. Currently, there are effective drugs for treating some of the contributing risk factors for heart attack but there are no existing drugs aimed at preventing the pathogenesis of the disease itself.

About deCODE
deCODE genetics (NASDAQ:DCGN) is a global leader in applying human genetics to develop drugs for common diseases. Our population approach has enabled us to discover and target key biological pathways involved in conditions ranging from heart attack to cancer. We are turning these discoveries into new medicine to better treat and prevent many of the biggest challenges to public health. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission. deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

By:	/s/ KARI STEFANSSON
Kari Stefansson,
President, Chief Executive Officer

Dated:  May 23, 2006